Exhibit 10.3
FORM OF
CRONOS GROUP INC.
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Applicable for Israeli Grantees)
This Restricted Share Unit Award Agreement (hereinafter referred to as the “Agreement”) is made and entered into this ________ day of _______, 20__ (the “Grant Date”) by and between Cronos Group Inc. (hereinafter referred to as “Cronos”) and [●] (hereinafter referred to as the “Grantee”), pursuant to the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”) and the Cronos Group Inc. Israeli Sub Plan (the “Sub-Plan” and, together with the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan, the “Plans”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Sub-Plan or, if not defined therein, the Plan. To the extent the Grantee is party to an employment agreement with the Company and any terms set forth herein conflict or are otherwise inconsistent with any terms or conditions set forth in Grantee’s employment agreement with the Company, the terms and conditions set forth in such employment agreement shall govern. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of either the Plan or the Sub-Plan, the terms of this Agreement shall control.
1.Grant of Restricted Share Units. Cronos hereby grants the Grantee [●] Restricted Share Units (hereinafter referred to as the “RSUs” or the “Award”), which are subject to terms and conditions set forth below.
2.Tax Track of RSUs. The Award is granted as Capital Gain Award (CGA) under Section 102.
3.Expiration Date. [ _________ ]
4.Vesting and Settlement of RSUs. Subject to the terms and conditions of this Agreement and the Plans:
(a)the Award shall vest on [over three (3) years, with one-third (1/3rd) of the Award vesting on the first anniversary of the Grant Date, one-third (1/3rd) of the Award vesting on the second anniversary of the Grant Date, and the remaining one-third (1/3rd) of the Award vesting on the third anniversary of the Grant Date] (each, a “Vesting Date”), provided, that the Grantee remains employed at the Company through such applicable Vesting Date;
(b)upon each Vesting Date, the vested portion of the Award shall promptly (but not later than sixty (60) calendar days thereafter) be paid out in Common Shares, provided that Cronos shall have no obligation to issue Shares pursuant to the Agreement unless and until the Grantee has satisfied any applicable tax withholding obligations pursuant to

Section 10 below and such issuance otherwise complies with all applicable law. Cronos shall issue and register the Common Shares in the name of the Trustee for the benefit of the Grantee; and
(c)where the Committee settles the Grantee’s vested Awards in Common Shares, settlement shall be made by the issuance and delivery of one Common Share for each RSU.
5.Termination of Employment. In the event that prior to the final Vesting Date, the Grantee’s Employment terminates because of death, the full Award shall vest and promptly (but not later than sixty (60) calendar days thereafter) be settled in the same manner as provided for in Section 4. In the event that prior to the final Vesting Date, the Grantee’s Employment terminates because of Disability, the Award shall remain outstanding and continue to vest and be settled in the same manner as provided for in Section 4. [In the event that prior to the final Vesting Date, the Grantee’s Employment terminates without Just Cause or for Good Reason (as defined in Grantee’s employment agreement with the Company) on or within one (1) year after a Change of Control, the Award will become fully vested and settled in accordance with Section 3.6 of the Plan.] Except as set forth in [Section 3.6 of the Plan in connection with a Change of Control], in the event that prior to the final Vesting Date, the Grantee’s Employment terminates for any reason other than death or Disability, then the unvested portion of the Award shall be forfeited for no consideration. Notwithstanding anything to the contrary, to the extent the Grantee is party to an employment agreement with the Company and any payments or benefits in connection with an applicable termination of employment are contingent on the delivery of an effective release and waiver of claims, any accelerated vesting of the Award upon such termination of employment shall also be contingent on such release and waiver of claims.
6.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment nor confer upon any Grantee any right to continue in the employ of the Company. For greater certainty, a Grantee’s termination of Employment will include both voluntary and involuntary terminations, and the involuntary termination of a Grantee’s Employment shall occur on the date that the Grantee ceases performing services for the Company on a permanent basis, whether such termination is lawful or otherwise, without regard to any required period of notice, pay in lieu of notice, severance pay or similar compensation or benefits (and without regard for any claim for damages in respect thereof), except as expressly required by applicable employment or labour standards legislation.
7.Non-Transferable. The rights or interests of the Grantee under this Agreement, including, without limitation, the RSUs, shall not be assignable or transferable, otherwise than in the case of death of the Grantee as set out in the Plan, and such rights or interests shall not be encumbered by any means.

8.Not Shares. The RSUs are not Common Shares, and the RSUs shall not entitle the Grantee to exercise voting rights or any other rights attaching to the ownership of Common Shares, including, without limitation, rights on liquidation.
9.Section 102 Awards.
Without derogating from the generality of the foregoing, to the extent and with respect to any RSUs that are granted as a Capital Gain Award (CGA), and as required by Section 102, the Grantee acknowledges, undertakes and confirms in writing the following:
(a)the Grantee shall comply with all terms and conditions set forth in Section 102 with regard to Capital Gain Award (CGA) and with the applicable rules and regulations promulgated thereunder, as amended from time to time;
(b)the Grantee is familiar with, and understand the provisions of, Section 102 in general, and the tax arrangement regarding the Capital Gain Award (CGA) in particular, and its tax consequences (including the marginal tax component that may apply pursuant to Section 102(b)(3) of the Ordinance); the Grantee agrees that the RSUs and Common Shares that may be issued upon settlement thereof (or otherwise in relation thereto), will be held by a Trustee for at least the duration of the Holding Period, as defined in Section 102. The Grantee understands that any release of such RSUs or Common Shares from the trust, or any sale of the Common Share prior to the termination of the Holding Period, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and
(c)the Grantee agrees to the Trust Agreement signed between Cronos, the relevant Affiliate and the Trustee appointed pursuant to Section 102 and shall sign all documents requested by Cronos, the relevant Affiliate or the Trustee, in accordance with and under the Trust Agreement.
10.Withholding Taxes. The Grantee acknowledges and agrees that Cronos and/or an Affiliate and/or the Trustee has the right to deduct from any payments due to the Grantee any taxes required by law to be withheld with respect to the Award and in accordance with the Plans and Applicable Law. Cronos and/or the Trustee shall not be required to release any Common Share certificate to the Grantee until all required payments have been fully made.
11.Trust. The RSUs and any Common Shares issued upon conversion thereof shall be held or controlled by the Trustee, as required under Section 102 in accordance with the provisions of Section 102, the Plans and this Agreement.
12.Tax Matters and Consultation.
(a)The Grantee is advised to consult with a tax advisor with respect to the tax consequences of receiving or exercising RSUs hereunder. Cronos or the relevant

Affiliate does not assume any responsibility to advise the Grantee on such matters, which shall remain solely the responsibility of the Grantee.
(b)Notwithstanding anything to the contrary herein or in the Plans and notwithstanding anything to the contrary, Cronos or an Affiliate shall be under no duty to ensure, and no representation or commitment is made, that the RSU qualifies or will qualify under any particular tax treatment (such as Section 102, CGA, OIA or any other treatment), nor shall Cronos or an Affiliate be required to take any action for the qualification of any RSU under such tax treatment. If the RSUs do not qualify under any particular tax treatment it could result in adverse tax consequences to the Grantee.
(c)By signing below, the Grantee agrees that Cronos, its Affiliates and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by the Grantee as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an RSU does not qualify for any particular tax treatment.
13.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Israel.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee. By accepting the Award on the terms set forth herein, the Grantee acknowledges and agrees to the matters and conditions set forth herein and in the Plan. The Grantee hereby further confirms and acknowledges receipt of a copy of the Plan.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement is executed by Cronos and by Grantee as of this _____ day of _________, 20__.

CRONOS GROUP INC.

By: [●]

GRANTEE

(Name)
5